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                                                                      EXHIBIT 11


                             WOLVERINE TUBE, INC.
                      COMPUTATION OF EARNINGS PER SHARE

                   (In thousands, except per share amounts)



                                              Three-month period ended:           Nine-month period ended:
                                              -------------------------           ------------------------

                                            September 28,   September 30,      September 28,   September 30,
                                                1996            1995               1996            1995
                                            -------------   -------------      -------------   -------------
Net income applicable to common
shares....................................  $      9,510    $       6,919      $      30,067   $      24,838
                                            ============    =============      =============   =============
Weighted average common shares
outstanding...............................        13,824           13,651             13,744          13,585

Common equivalent shares
outstanding...............................           391              538                447             514
                                            ------------    -------------      -------------   -------------
Weighted average common and
common equivalent shares
outstanding (1)...........................        14,215           14,189             14,191          14,099
                                            ============    =============      =============   =============
Net income per common
share.....................................  $        .67    $         .49      $        2.12   $        1.76
                                            ============    =============      =============   =============



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(1)   Represents shares issuable upon the exercise of stock options based upon the treasury stock method using the average market price. As fully diluted shares outstanding are the same as primary shares outstanding for all periods presented, net income per common share on a fully-diluted basis is not separately presented.